Exhibit 2.1

Execution Version

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

CHINA YIDA HOLDING, CO.

AND

CHINA YIDA HOLDING ACQUISITION CO.

Dated as of April 12, 2016

Exhibit A	Amended and Restated Limited Guarantee
Exhibit B	Voting Agreement

Execution Version

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 12, 2016 by and between China Yida Holding Co. a corporation organized under the laws of the State of Nevada (the “Company”), and China Yida Holding Acquisition Co., a corporation organized under the laws of the State of Nevada (“Acquisition”).

WITNESSETH:

WHEREAS, the Company and Acquisition entered into a certain agreement and plan of merger as of March 8, 2016 (the “Original Merger Agreement”), and now the Company and Acquisition wish to amend and restate the Original Merger Agreement in its entirety in the form of this Agreement, which shall for all purposes be deemed to supersede the Original Merger Agreement;

WHEREAS, it is proposed that Acquisition will merge with and into the Company in accordance with the Nevada Revised Statutes (the “NRS”) Chapter 92A, and the terms and conditions of this Agreement (the “Merger”), with the Company surviving the Merger;

WHEREAS, the Company Board has established a special committee of the Company Board consisting of independent directors (the “Special Committee”) to, among other things, review, evaluate, negotiate, recommend or not recommend any offer by Acquisition to acquire securities of the Company;

WHEREAS, the Special Committee has unanimously recommended that the Company Board approve this Agreement and the Merger and the other transactions contemplated hereby;

WHEREAS, the Company Board (acting upon the unanimous recommendation of the Special Committee) has (i) unanimously approved this Agreement, and approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated hereby in accordance with the NRS upon the terms and subject to the conditions contained herein and (ii) resolved to recommend that the Company Shareholders authorize this Agreement and the Merger in accordance with the NRS;

WHEREAS, the board of directors of Acquisition (i) approved this Agreement and approved the execution and delivery by Acquisition of this Agreement, the performance by Acquisition of its covenants and agreements contained herein and the consummation of the transactions contemplated hereby in accordance with the NRS upon the terms and subject to the conditions contained herein and (ii) resolved to authorize and approve this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in accordance with the NRS;

WHEREAS, as a condition to and inducement of the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of Mr. Minhua Chen and Mrs. Yanling Fan (each, a “Guarantor”), is entering into an amended and restated limited guarantee (the “Limited Guarantee”), a true copy of which is attached hereto as Exhibit A, in favor of the Company to guarantee the due and punctual payment, performance and discharge of certain payment obligations of Acquisition under this Agreement;

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WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Acquisition willingness to enter into this Agreement, each of the Principal Shareholders (as hereinafter defined) has executed and delivered a voting agreement, dated as of the date hereof and attached hereto as Exhibit B, between the Principal Shareholders and the Company (together with the schedules and exhibits attached thereto, the “Voting Agreement”), pursuant to which the Principal Shareholders agree to vote all their Company Shares held directly or indirectly by them in favor of the authorization and approval of this Agreement, as may be amended from time to time, and the transactions contemplated hereby;

WHEREAS, the Principal Shareholders and Acquisition executed that certain rollover agreement dated as of March 8, 2016 (the “Rollover Agreement”), which agreement is terminated and no longer of any force or effect upon the execution of the Voting Agreement;

WHEREAS, Acquisition and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Acquisition and the Company hereby agree as follows:

Article I
DEFINITIONS & INTERPRETATIONS

Section 1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Acquisition) to engage in an Acquisition Transaction.

“Acquisition Termination Fee” shall mean an amount equal to $375,000.

“Acquisition Transaction” shall mean any transaction (other than the transactions contemplated by this Agreement) involving: (i) the purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than twenty percent (20%) of the Company Shares outstanding as of the consummation of such purchase or other acquisition, or any tender offer or exchange offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than twenty percent (20%) of the Company Shares outstanding as of the consummation of such tender or exchange offer; or (ii) a sale, transfer, acquisition or disposition of more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof), or to which twenty percent (20%) or more of the net revenue or net income of the Company on a consolidated basis are attributable.

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“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, a Subsidiary of a Person shall be deemed an Affiliate of such Person.

“Business Day” shall mean any day, other than a: (i) day which is a Saturday or Sunday; (ii) day which is a legal holiday under the Laws of the State of Nevada, Hong Kong or the PRC; or (iii) day on which banking institutions located in the State of Nevada, Hong Kong or the PRC are authorized or required by Law or Order to close.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2015.

“Company Balance Sheet Date” shall mean September 30, 2015.

“Company Board” shall mean the board of directors of the Company.

“Company Disclosure Letter” shall mean the disclosure schedule delivered by the Company to Acquisition on the date of this Agreement.

“Company Material Adverse Effect” shall mean any change, effect, event or development (each a “Change”, and collectively, “Changes”), individually or in the aggregate, that has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided that no Change (by itself or when aggregated or taken together with any and all other Changes) directly or indirectly resulting from, relating to or arising out of any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” or be taken into account when determining whether a “Company Material Adverse Effect” has occurred:

(i) general economic conditions (or changes in such conditions) in the United States, the PRC or any other country or region in the world in which the Company or any of its Subsidiaries operates or conducts business;

(ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States, the PRC or any other country or region in the world in which the Company or any of its Subsidiaries operates or conducts business, including any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

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(iii) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business;

(iv) political conditions (or changes in such conditions) in the United States, the PRC or any other country or region in the world in which the Company or any of its Subsidiaries operates or conducts business or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States, the PRC or any other country or region in the world in which the Company or any of its Subsidiaries operates or conducts business;

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States, the PRC or any other country or region in the world in which the Company or any of its Subsidiaries operates or conducts business;

(vi) changes in Law (or the interpretation thereof) or in GAAP or other accounting standards (or in each case the interpretation thereof) used by the Company or any of its Subsidiaries;

(vii) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including (A) the identity of, or any facts or circumstances relating to, Acquisition, (B) the loss or departure of officers or other employees of the Company or any of its Subsidiaries directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners, whether as a direct or indirect result of the loss or departure of officers or employees of the Company or any of its Subsidiaries or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement, and (D) any other negative development (or potential negative development) in the Company’s or any of its Subsidiaries’ relationships with any of its customers, suppliers, distributors or other business partners, whether as a direct or indirect result of the loss or departure of officers or employees of the Company or any of its Subsidiaries or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the transactions contemplated by this Agreement;

(viii) changes in the Company’s stock price or the trading volume of the Company’s stock, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of such failure may, except as otherwise provided in the other clauses of this proviso, be taken into account in determining whether a Company Material Adverse Effect has occurred); and

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(ix) any legal proceedings made or brought by any of the current or former shareholders of the Company (on their own behalf or on behalf of the Company) against the Company or any other legal proceedings arising out of the Merger or in connection with any other transactions contemplated by this Agreement;

except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in clauses (i) through (vi) above materially and disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other companies that conduct business in the countries and regions in the world and in the industries in which the Company and its Subsidiaries operate or conduct business (in which case, such effects may be taken into account when determining whether a “Company Material Adverse Effect” has occurred, but only to the extent of such disproportionate effects (if any)).

“Company Options” shall mean any options, rights or warrants to purchase Company Shares.

“Company Share” shall mean an ordinary share of common stock, par value $0.001 per share, in the share capital of the Company.

“Company Shareholders” shall mean holders of Company Shares in their capacities as such.

“Company Termination Fee” shall mean an amount equal to $375,000.

“Contract” shall mean any written contract, subcontract, agreement, commitment, note, bond, mortgage, indenture or lease.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Excluded Shares” shall mean (i) Company Shares owned by Acquisition, any of its Affiliates (such as the Principal Shares) or the Company (as treasury shares, if any), in each case immediately prior to the Effective Time and/or (ii) Dissenting Shares.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Governmental Authority” shall mean any government, any governmental or regulatory entity or body (including a securities exchange), department, commission, board, agency or instrumentality, and any court, tribunal or judicial body of competent jurisdiction.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

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“Knowledge” shall mean, (i) with respect to the Company, with respect to any matter in question, shall mean the actual knowledge of the individuals listed in Section 1.1 of the Company Disclosure Letter, as of the date of this Agreement, and (ii) with respect to any of Acquisition or the Principal Shareholders, the actual knowledge of any of the shareholders, officers or directors of Acquisition or the Principal Shareholders.

“Law” shall mean any and all applicable law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any lawsuit, litigation or other similarly formal legal proceeding brought by or pending before any Governmental Authority.

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, or community property interest.

“Material Contract” shall mean any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC.

“NASDAQ” shall mean the NASDAQ Stock Market.

“Order” shall mean any order, judgment, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Permitted Liens” shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP as adjusted in the ordinary course of business through the Effective Time; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens that are not yet due or that are being contested in good faith and by appropriate proceedings; (iii) leases and subleases (other than capital leases and leases underlying sale and leaseback transactions) and non-exclusive licenses; (iv) Liens imposed by applicable Law (other than Tax Law) which are not currently violated by the current use or occupancy of any real property or the operation of the business thereon; (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (vii) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended 31 December 2014; (ix) Liens which do not materially and adversely affect the use or operation of the property subject thereto; (x) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business consistent with past practice and that have not had a Company Material Adverse Effect; (xi) Liens arising in connection with the VIE Agreements; and (xii) Liens described in Section 1.1 of the Company Disclosure Letter.

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“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“PRC” shall mean the People’s Republic of China excluding, for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Principal Shares” shall mean the Company Shares beneficially owned (as determined pursuant to Rule 13d-3 under the Exchange Act) by any Principal Shareholders.

“Principal Shareholders” shall mean Mr. Minhua Chen and Mrs. Yanling Fan.

“Representatives” shall mean, with respect to any Person, such Person’s Affiliates and such Person and its Affiliates’ respective shareholders, directors, officers or other employees, or investment bankers, attorneys or other authorized advisors, agents or representatives.

“RMB” shall mean renminbi, the legal currency of the PRC.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof, or (v) any Person such Person controls through VIE Agreements.

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“Superior Proposal” shall mean any bona fide written Acquisition Proposal for an Acquisition Transaction (with all percentages included in the definition of Acquisition Transaction increased to 50%) that the Company Board reasonably determines (upon recommendation of the Special Committee, if in existence), in its good faith judgment, after consultation with its financial advisor and outside legal counsel, and taking into account relevant legal, financial and regulatory aspects of such offer or proposal (including the likelihood and timing of the consummation thereof based upon, among other things, the availability of financing and the expectation of obtaining required approvals), the identity of the Person or group making the offer or proposal and any changes to the terms of this Agreement proposed by Acquisition in response to such offer or proposal or otherwise, to be (i) more favorable, including from a financial point of view, to the Company Shareholders (other than the Principal Shareholders) than the Merger and (ii) reasonably likely to be consummated, provided however in the event of a proposal other than a cash proposal by means of any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction the proposal shall be from a party whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the total revenue, operating income or EBITDA of the Company.

“Tax” shall mean any and all PRC and non-PRC taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

“VIE Agreements” shall mean agreements between Fujian Jiaoguang or any variable interest entity and the Company or any of its Affiliates.

Section 1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement.

“Acquisition” shall have the meaning set forth in the preamble.

“Agreement” shall have the meaning set forth in the preamble.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 5.3(b).

“Arbitrator” shall have the meaning set forth in Section 10.9.

“Articles of Merger” shall have the meaning set forth in Section 2.3.

“Capitalization Date” shall have the meaning set forth in Section 3.7.

“Certificates” shall have the meaning set forth in Section 2.8(c).

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“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Company” shall have the meaning set forth in the preamble.

“Company Board Recommendation” shall have the meaning set forth in Section 5.3(a).

“Company Board Recommendation Change” shall have the meaning set forth in Section 5.3(b).

“Company Securities” shall have the meaning set forth in Section 3.7(b).

“Company SEC Reports” shall have the meaning set forth in Section 3.9.

“Company Shareholders Meeting” shall have the meaning set forth in Section 7.3(d).

“Consent” shall have the meaning set forth in Section 3.6.

“Dissenting Shareholder” shall have the meaning set forth in Section 2.7(c).

“Dissenting Shares” shall have the meaning set forth in Section 2.7(c).

“Effective Time” shall have the meaning set forth in Section 2.3.

“Exchange Fund” shall have the meaning set forth in Section 2.8(b).

“Guarantor” shall have the meaning set forth in the preamble.

“HKIAC” shall have the meaning set forth in Section 10.9.

“Indemnified Person” shall have the meaning set forth in Section 7.7(a).

“In-the-Money Vested Company Option” shall have the meaning set forth in Section 2.7(d).

“Limited Guarantee” shall have the meaning set forth in the preamble.

“Merger” shall have the meaning set forth in the preamble.

“NRS” shall have the meaning set forth in the preamble.

“Option Consideration” shall have the meaning set forth in Section 2.7(d).

“Outside Date” shall have the meaning set forth in Section 9.1(b).

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“Paying Agent” shall have the meaning set forth in Section 2.8(a).

“Permits” shall have the meaning set forth in Section 3.14.

“Per Share Merger Consideration” shall have the meaning set forth in Section 2.7(a)(ii).

“Preliminary Proxy Statement” shall have the meaning set forth in Section 7.3(a).

“Proxy Statement” shall have the meaning set forth in Section 7.3(a).

“Recommendation Change Notice” shall have the meaning set forth in Section 5.3(c).

“Requisite Shareholder Approval” shall have the meaning set forth in Section 3.4.

“Rules” shall have the meaning set forth in Section 10.9.

“Schedule 13E-3” shall have the meaning set forth in Section 3.6.

“Secretary of State” shall have the meaning set forth in Section 2.3.

“Special Committee” shall have the meaning set forth in the preamble.

“Subsidiary Securities” shall have the meaning set forth in Section 3.8(c).

“Surviving Company” shall have the meaning set forth in Section 2.1.

“Takeover Statutes” shall have the meaning set forth in Section 3.19.

“Tax Returns” shall have the meaning set forth in Section 3.13(a).

“Voting Agreement” shall have the meaning set forth in the preamble.

Section 1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

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(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.

(g) References to “$” refer to U.S. dollars.

(h) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(i) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Article II
THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the satisfaction or, if permissible, waiver of the conditions set forth in this Agreement and the applicable provisions of the NRS, at the Effective Time, Acquisition shall be merged with and into the Company, the separate corporate existence of Acquisition shall thereupon cease and the Company shall continue as the surviving company of the Merger. The Company as the surviving company of the Merger, is sometimes referred to herein as the “Surviving Company”.

Section 2.2 The Closing. Unless this Agreement shall have been terminated in accordance with Article IX, the closing of the Merger (the “Closing”) will occur at the offices of Sidley Austin LLP, Suite 2009, 5 Corporate Avenue, 150 Hubin Road, Shanghai, China on a date and at a time to be agreed upon by Acquisition and the Company, which date shall be no later than the fifth (5th) Business Day after the satisfaction or waiver of the last to be satisfied of the conditions set forth in Article VIII (excluding conditions that by their terms are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other location, date and time as Acquisition and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date”.

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Section 2.3 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Acquisition and the Company shall cause the Merger to be consummated under the NRS by executing and filing the Articles of Merger (“Articles of Merger”), with the Secretary of State of Nevada (the “Secretary of State”) in accordance with Section 92A.200 of the NRS, together with such other appropriate documents, in such forms as are required by, and executed in accordance with, the applicable provisions of the NRS. The Merger shall become effective on the date and at such time as the Articles of Merger shall have been duly filed with the Secretary of State or such later time as may be agreed in writing by Acquisition and the Company and specified in the Articles of Merger (the effective date and time of the Merger being referred to herein as the “Effective Time”).

Section 2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Company.

Section 2.5 Articles of Incorporation; Bylaws.

(a) Articles of Incorporation. At the Effective Time, subject to the provisions of Section 7.7, the articles of incorporation of Acquisition, as in effect immediately prior to the Effective Time, shall become the articles of incorporation of the Surviving Company (save and except that references therein to the name and the authorized capital of Acquisition shall be amended to describe correctly the name and authorized capital of the Surviving Company) until thereafter amended in accordance with the applicable provisions of the NRS and such articles of incorporation.

(b) Bylaws. At the Effective Time, subject to the provisions of Section 7.7(a), the bylaws of Acquisition, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Company (save and except that references therein to the name shall be amended to describe correctly the name of the Surviving Company) until thereafter amended in accordance with the applicable provisions of the NRS and such bylaws.

Section 2.6 Directors and Officers.

(a) Directors. At the Effective Time, the initial directors of the Surviving Company shall be the directors of Acquisition immediately prior to the Effective Time, each to hold office until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the bylaws of the Surviving Company.

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(b) Officers. At the Effective Time, the initial officers of the Surviving Company shall be the officers of the Company immediately prior to the Effective Time, each to hold office until their respective successors are duly appointed or until their earlier death, resignation or removal in accordance with the bylaws of the Surviving Company.

Section 2.7 Effect on Share Capital of the Company.

(a) Share Capital. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holders of any of the following securities, the following shall occur:

(i) Share Capital of Acquisition. Each common share, par value US$0.001 per share, in the share capital of Acquisition that is issued and outstanding immediately prior to the Effective Time shall be cancelled.

(ii) Company Shares. Each Company Share other than Excluded Shares that is issued and outstanding immediately prior to the Effective Time shall be canceled and cease to exist and automatically converted, subject to Section 2.7(b), into the right to receive $3.32 in cash without interest (the “Per Share Merger Consideration”) payable in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit in the manner provided in Section 2.11).

(iii) Dissenting Shares. Each Dissenting Share that is issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist, in consideration for the right to receive the fair value of such Dissenting Share as provided in Section 2.7(c), and the register of shareholders of the Company shall be amended accordingly.

(iv) Principal Shares. Each Principal Share that is issued and outstanding immediately prior to the Effective Time shall remain in effect as issued and outstanding shares of the Company, fully paid and non-assessable. Such share(s) of common stock shall be the only issued and outstanding share(s) of capital stock of the Surviving Company, which shall be reflected in the stock ledger of the Surviving Company.

(b) Certain Adjustments. The Per Share Merger Consideration shall be adjusted appropriately to reflect the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Company Shares), reclassification, combination, exchange of shares, or other like change with respect to Company Shares occurring, or with a record date, on or after the date hereof and prior to the Effective Time, and such adjustment to the Per Share Merger Consideration shall provide to the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such action.

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(c) Statutory Dissenters Rights. Notwithstanding anything in this Agreement to the contrary, any Company Shares that are issued and outstanding immediately prior to the Effective Time and are held by a Company Shareholder (each, a “Dissenting Shareholder”) who has validly exercised and not lost its rights to dissent from the Merger pursuant to the NRS (collectively, the “Dissenting Shares”) shall not be converted into or exchangeable for or represent the right to receive the Per Share Merger Consideration (except as provided in this Section 2.7(c)), and shall entitle such Dissenting Shareholder only to payment of the fair value of such Dissenting Shares as determined in accordance with the NRS. If any Dissenting Shareholder shall have effectively withdrawn (in accordance with the NRS) or lost the right to dissent, then upon the occurrence of such event, the Dissenting Shares held by such Dissenting Shareholder shall cease to be Excluded Shares, and shall be cancelled and converted into and represent the right to receive the Per Share Merger Consideration at the Effective Time, pursuant to Section 2.7(a)(ii).

(d) Company Options. Each outstanding, unexercised and vested Company Options or, as applicable, the vested portion of a Company Option with a per share exercise price less than the Per Share Merger Consideration (each an “In-the-Money Vested Company Option”) shall, automatically and without any required action on the part of the holder thereof, be converted into the right to receive an amount in cash equal to the excess of (i) the Per Share Merger Consideration over (ii) the exercise price of such In-the-Money Vested Company Option, multiplied by the number of Company Shares underlying such In-the-Money Vested Company Option (the “Option Consideration”). Each vested Company Option outstanding and unexercised immediately prior to the Effective Time with a per share exercise price greater than or equal to the Per Share Merger Consideration shall automatically be cancelled as of the Effective Time without any consideration payable in respect thereof. On the Closing Date, or as promptly as practicable thereafter (but in no event later than five days thereafter), Acquisition shall pay to each holder of an In-the-Money Vested Company Option the aggregate Option Consideration payable to such holder of In-the-Money Vested Company Options pursuant to this Section 2.7(d). Such cash consideration shall be rounded down to the nearest cent and Acquisition shall be entitled to deduct and withhold from such cash consideration all amounts required to be deducted and withheld under the Code, the rules and regulations promulgated thereunder, or any other applicable Laws. To the extent that amounts are so withheld by Acquisition, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the In-the-Money Vested Company Options with respect to whom such amounts were withheld by Acquisition. Notwithstanding anything contained herein to the contrary, no Option Consideration shall be paid to a holder of Principal Shares.

Section 2.8 Exchange of Certificates.

(a) Paying Agent. Prior to the Closing, Acquisition shall select a bank, transfer agent or trust company reasonably acceptable to the Company to act as the paying agent for the Merger (the “Paying Agent”) and, in connection therewith, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company.

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(b) Exchange Fund. Prior to the Effective Time, Acquisition shall deposit (or cause to be deposited) with the Paying Agent, for payment to the holders of Company Shares an amount of cash equal to the aggregate consideration to which holders of Company Shares become entitled under this Article II. Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Paying Agent, as directed by Acquisition, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America (such cash amount being referred to herein as the “Exchange Fund”). Any interest and other income resulting from such investments shall be paid to Acquisition. To the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to promptly pay the cash amounts contemplated by this Article II, Acquisition shall promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments contemplated by this Article II.

(c) Payment Procedures. Promptly following the Effective Time (and in any event within three Business Days), the Surviving Company shall cause the Paying Agent to mail or otherwise disseminate to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding Company Shares (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and/or (B) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Merger Consideration payable in respect thereof pursuant to the provisions of this Article II. Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Acquisition, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the Per Share Merger Consideration to which the holder thereof is entitled pursuant to Section 2.7(a)(ii), and the Certificates so surrendered shall forthwith be canceled. Upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book entry transfer of uncertificated Shares, the holders of such uncertificated Shares shall be entitled to receive in exchange for the cancellation of such uncertificated Shares an amount in cash equal to the Per Share Merger Consideration to which the holder thereof is entitled pursuant to Section 2.7(a)(ii), and the uncertificated Shares shall forthwith be canceled. The Paying Agent shall accept such Certificates and transferred uncertificated Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and uncertificated Shares on the Per Share Merger Consideration payable upon the surrender of such Certificates and uncertificated Shares pursuant to this Section 2.8. Until so surrendered, outstanding Certificates and uncertificated Shares shall be deemed from and after the Effective Time, to evidence only the right to receive the Per Share Merger Consideration, without interest thereon, payable in respect thereof pursuant to the provisions of this Article II.

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(d) Transfers of Ownership. In the event that a transfer of ownership of Company Shares is not registered in the share transfer books or register of shareholders of the Company, or if the Per Share Merger Consideration is to be paid in a name other than that in which the Company Shares (whether represented by Certificates or uncertificated Shares) are registered in the share transfer books or register of shareholders of the Company, the Per Share Merger Consideration may be paid to a Person other than the Person in whose name Company Share (whether represented by a Certificate or an uncertificated Share) so cancelled is registered in the share transfer books or register of shareholders of the Company only if such Certificate or uncertificated Share is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Acquisition (or any agent designated by Acquisition) any transfer Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of such Certificate or uncertificated Shares, or established to the satisfaction of Acquisition (or any agent designated by Acquisition) that such transfer Taxes have been paid or are otherwise not payable.

(e) Required Withholding. Each of the Paying Agent and the Surviving Company (and any other Person that has a withholding obligation pursuant to this Agreement) shall only be entitled to deduct and withhold or cause to be deducted and withheld from any cash amounts payable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under applicable Tax Laws and that are either (i) U.S. federal backup withholding tax to a payee that does not provide the required documentation with respect to its U.S. tax status. In the event that the Paying Agent, or the Surviving Company (or other Person) determines that any such permitted deduction or withholding is required to be made from any amounts payable pursuant to this Agreement, the Paying Agent or the Surviving Company (or other Person), as applicable, shall promptly inform the Special Committee and the other parties hereto of such determination and provide them with a reasonably detailed explanation of such determination and the parties hereto shall consult with each other in good faith regarding such determination. To the extent that such amounts are so deducted, withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Paying Agent, the Surviving Company or any other party hereto shall be liable to a holder of Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Exchange Fund to Surviving Company. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates, uncertificated Shares on the date that is twelve (12) months after the Effective Time shall be delivered to the Surviving Company upon demand, and any holders of Company Shares that were issued and outstanding immediately prior to the Effective Time who have not theretofore surrendered their Certificates, uncertificated Shares representing such Company Shares for exchange pursuant to the provisions of this Section 2.8 shall thereafter look for payment of the Per Share Merger Consideration payable in respect of the Company Shares represented by such Certificates, uncertificated Shares solely to the Surviving Company, as general creditors thereof, for any claim to the applicable Per Share Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article II. Any portion of the Exchange Fund remaining unclaimed by Company Shareholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Company free and clear of any claims or interest of any person previously entitled thereto.

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Section 2.9 No Further Ownership Rights. From and after the Effective Time, all Company Shares, except for the Principal Shares, shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate, uncertificated Shares theretofore representing any Company Shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 2.8. The Per Share Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Company of Company Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates, uncertificated Shares are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article II.

Section 2.10 Untraceable and Dissenting Shareholders. Remittances for the Per Share Merger Consideration shall not be sent to Company Shareholders who are untraceable unless and until, except as provided below, they notify the Paying Agent of their current contact details prior to the Effective Time. A Company Shareholder will be deemed to be untraceable if (a) he has no registered address in the register of shareholders maintained by the Company; (b) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such Company Shareholder either (i) has been sent to such Company Shareholder and has been returned undelivered or has not been cashed; or (ii) has not been sent to such shareholder because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case, no valid claim in respect thereof has been communicated in writing to the Company; or (c) notice of the Company Shareholders Meeting convened to vote on the Merger has been sent to such Company Shareholder and has been returned undelivered. Monies due to Dissenting Shareholders and Company Shareholders who are untraceable shall be returned to the Surviving Company. Monies unclaimed after a period of two years from the date of the notice of the Company Shareholders Meeting shall be forfeited and shall revert to the Surviving Company. Dissenting Shareholders and Company Shareholders who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods should contact the Surviving Company.

Section 2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Per Share Merger Consideration payable in respect thereof pursuant to Section 2.7.

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Section 2.12 Fair Value. Acquisition and the Company respectively agree that the Per Share Merger Consideration represent the fair value of the Company Shares.

Section 2.13 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquisition, the directors and officers of the Company and Acquisition shall take any such lawful and necessary action.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the Company Disclosure Letter, or (ii) as set forth in the Company SEC Reports filed by the Company with the SEC (other than in any “risk factor” disclosure or any other forward looking statements or other disclosures included in such documents that are generally cautionary or forward-looking in nature), the Company hereby represents and warrants to Acquisition as follows:

Section 3.1 Organization and Qualification. The Company and each of its Subsidiaries is an entity duly organized and validly existing under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be so organized or existing or to have such power and authority would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified to do business and is in good standing (to the extent either such concept is recognized under applicable Law) in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing has not had a Company Material Adverse Effect.

Section 3.2 Corporate Power; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations under this Agreement and, subject to obtaining the Requisite Shareholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations under this Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations under this Agreement or the consummation of the transactions contemplated by this Agreement other than obtaining the Requisite Shareholder Approval and filing the Articles of Merger with the Secretary of State. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Acquisition, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity.

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Section 3.3 Board Actions. At a meeting duly called and held prior to the execution of this Agreement, the Company Board (acting upon the recommendation of the Special Committee) (a) approved this Agreement and approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated hereby in accordance with the NRS upon the terms and subject to the conditions contained herein and (b) resolved to recommend that the holders of Company Shares authorize and approve this Agreement and the Merger.

Section 3.4 Requisite Shareholder Approval. The affirmative vote of Company Shareholders representing a majority or more of the issued and outstanding Company Shares present and voting in person or by proxy as a single class at the Company Shareholders Meeting (the “Requisite Shareholder Approval”) is the only vote or approval of the holders of any class or series of share capital of the Company that is necessary to authorize and approve this Agreement and consummate the Merger.

Section 3.5 Non-Contravention. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations under this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not (a) violate or conflict with any provision of the articles of incorporation, bylaws or other organizational documents of the Company, (b) subject to obtaining such Consents set forth in Section 3.5 of the Company Disclosure Letter, violate, conflict with or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Material Contract, (c) assuming the Consents referred to in Section 3.5 of the Company Disclosure Letter are obtained or made and subject to obtaining the Requisite Shareholder Approval, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not have a Company Material Adverse Effect or prevent or materially delay the consummation by the Company of the transactions contemplated hereby or the performance by the Company of its covenants and obligations hereunder.

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Section 3.6 Required Governmental Approvals. No consent, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being referred to herein as a “Consent”), any Governmental Authority is required on the part of the Company in connection with the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except (a) the filing and registration of the Articles of Merger with the Secretary of State (b) such filings and approvals as may be required by any United States federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, including the joining of the Company in the filing of the Rule 13e-3 Transaction Statement on Schedule 13E-3 (including any amendments or supplements thereto, the ”Schedule 13E-3”) and the furnishing of Form 8-K with the Proxy Statement (c) such filings as may be required for compliance with the rules and regulations of the NASDAQ, and (d) such other Consents, the failure of which to obtain would not have a Company Material Adverse Effect or prevent or materially delay the consummation by the Company of the transactions contemplated hereby or the ability of the Company to perform its covenants and obligations hereunder.

Section 3.7 Company Capitalization.

(a) The authorized share capital of the Company consists of 10,000,000 shares of preferred stock, par value $0.0001 and 100,000,000 Company Shares, par value $.001 per share. As of the close of business in New York City on March 8, 2016 (the “Capitalization Date”): 3,914,580 Company Shares were issued and outstanding and none of the preferred shares were issued and outstanding. All outstanding Company Shares are, when issued in accordance with the terms thereof, validly issued, fully paid, non-assessable and free of any preemptive rights. Since the Capitalization Date, the Company has not issued any Company Shares.

(b) Except as set forth in the Section 3.7 of the Company Disclosure Letter, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as ”Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any Contract which obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

Section 3.8 Subsidiaries.

(a) Section 3.8 of the Company Disclosure Letter contains a complete and accurate list of the name, jurisdiction of organization, capitalization and schedule of shareholders of each Subsidiary of the Company.

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(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Company or such Subsidiary’s business as presently conducted.

(c) There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”), or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any shares of any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries is a party to any Contract which obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities, except in connection with the VIE Agreements.

Section 3.9 Company SEC Reports. Since December 31, 2014, the Company has filed all material forms, reports and documents with the SEC that have been required to be filed by it under applicable Laws prior to the date hereof (all such forms, reports and documents, together with all exhibits and schedules thereto, the “Company SEC Reports”). As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), (a) each Company SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was filed, and (b) each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. True and correct copies of all Company SEC Reports filed prior to the date hereof have been furnished to Acquisition or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

Section 3.10 Company Financial Statements. The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports (including the related notes an schedules) have been prepared (or in the case of Company SEC Reports filed after the date hereof, will be prepared ) in accordance with GAAP consistently applied during the periods and at the dates involved, and fairly present (or in the case of Company SEC Reports filed after the date hereof, will fairly present) in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

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Section 3.11 Absence of Certain Changes.

(a) Since the Company Balance Sheet Date through the date hereof, except for actions taken or not taken in connection with the transactions contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred, and there does not exist, any Company Material Adverse Effect that is continuing.

(b) Since the Company Balance Sheet Date through the date hereof, neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by Section 5.1(b) if such section had been in effect since the Company Balance Sheet Date.

Section 3.12 Material Contracts.

(a) Section 3.12(a) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party as of the date of this Agreement. As of the date hereof, true and complete copies of all Material Contracts have been (i) publicly filed with the SEC or (ii) made available to Acquisition.

(b) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against the Company or each such Subsidiary of the Company party thereto, as the case may be, in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (ii) is subject to general principles of equity. Neither the Company nor any of its Subsidiaries that is a party to a Material Contract, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that have not had a Company Material Adverse Effect.

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Section 3.13 Tax Matters.

(a) The Company and each of its Subsidiaries (i) have timely filed (taking into account any extensions of time in which to file) all returns, estimates, claims for refund, information statements and reports or other similar documents with respect to Taxes (including amendments, schedules, or attachments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed with any Governmental Authority by any of them and all such filed Tax Returns are true, correct and complete in all material aspects and were prepared in compliance with all applicable Laws in all material aspects, (ii) have paid, or have adequately reserved (in accordance with GAAP) on the most recent financial statements contained in the Company SEC Reports for the payment of, all Taxes required to be paid through the Company Balance Sheet Date, and (iii) have not incurred any liability for Taxes since the Company Balance Sheet Date other than in the ordinary course of business consistent with past practice. No deficiencies for any Taxes have been asserted in writing or assessed in writing, or to the Knowledge of the Company, proposed, against the Company or any of its Subsidiaries that are not subject to adequate reserves on the consolidated financial statements of the Company and its Subsidiaries (in accordance with GAAP) as adjusted in the ordinary course of business through the Effective Time, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. There are no Liens (other than Permitted Liens) on any of the assets of the Company or its Subsidiaries for Taxes.

(b) The representations and warranties contained in this Section 3.13 are the only representations and warranties of the Company and its Subsidiaries with respect to Taxes, and no other representation or warranty contained in any other section of this Agreement shall apply to any such Tax matters.

Section 3.14 Permits. The Company and its Subsidiaries have, and are in compliance with the terms of, all permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to conduct their businesses as currently conducted (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that have not had a Company Material Adverse Effect.

Section 3.15 Compliance with Laws. The Company and each of its Subsidiaries is in compliance with all Law and Orders applicable to the Company and its Subsidiaries, except for such noncompliance that has not had a Company Material Adverse Effect. No representation or warranty is made in this Section 3.15 with respect to (a) compliance with the Exchange Act, to the extent such compliance is covered in Section 3.6 and Section 3.9 or (b) applicable laws with respect to Taxes, which are covered solely in Section 3.13.

Section 3.16 Litigation. There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company, any of its Subsidiaries or any of the respective properties of the Company or any of its Subsidiaries that has had a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order that has had a Company Material Adverse Effect.

Section 3.17 Related Party Transactions. None of the directors or executive officers of the Company or individuals owning, directly or indirectly, an interest in the voting power of the Company that gives them significant influence over the Company and its Subsidiaries taken as a whole, since the Company Balance Sheet Date, has had any transaction with the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries taken as a whole (other than employment relationship or serving as a director). The Company and its Subsidiaries have not, since the Company Balance Sheet Date, extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer of the Company.

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Section 3.18 Opinion of Financial Advisor. The Special Committee received the opinion of ROTH Capital Partners LLC, the financial advisor to the Special Committee, dated as of the date hereof, to the effect that, as of the date of this Agreement, the Per Share Merger Consideration to be received by the holders of Company Shares pursuant to this Agreement is fair from a financial point of view to such holders.

Section 3.19 Anti-Takeover Provisions. The Company is not party to a Shareholder rights agreement, “poison pill” or similar agreement or plan. None of the requirements or restrictions of (a) the Nevada “combinations with interested Shareholders” statutes, NRS 78.411 through 78.444, inclusive, or (b) the Nevada “acquisition of controlling interest” statutes, NRS 78.378 through 78.3793, inclusive (collectively, the “Takeover Statutes”) would apply to prevent the consummation of any of the transactions contemplated by this Agreement, including the Merger.

Section 3.20 No Other Company Representations or Warranties. Except for the representations and warranties set forth in Article III, Acquisition hereby acknowledges and agrees that (a) neither the Company nor any of its Subsidiaries, nor any of their respective Representatives, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Acquisition or any of its Representatives, and (b) neither the Company nor any of its Subsidiaries, nor any of their respective Representatives, will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Acquisition or any of its Representatives, resulting from the delivery, dissemination or any other distribution to Acquisition or any of its Representatives, or the use by Acquisition or any of its Representatives, of any such information provided or made available to any of them by the Company or any of its Subsidiaries, or any of their respective Representatives, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Acquisition or any of its Representatives, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any other transactions contemplated by this Agreement.

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Article IV

REPRESENTATIONS AND WARRANTIES OF ACQUISITION

Acquisition hereby represents and warrants to the Company as follows:

Section 4.1 Organization; Good Standing. Acquisition is duly organized and validly existing under the Laws of the State of Nevada and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Acquisition is duly qualified to do business and is in good standing (to the extent either such concept is recognized under applicable Law) in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, prevent or materially delay the consummation by Acquisition of the transactions contemplated hereby or the performance by Acquisition of its covenants and obligations hereunder. Acquisition has previously furnished to the Company a true and complete copy of the articles of incorporation and bylaws of Acquisition, each as amended or modified to date, as in effect as of the date of this Agreement. Such articles of incorporation and bylaws are in full force and effect as of the date hereof. Acquisition is not in violation of any provision of its articles of incorporation or bylaws in any material respect.

Section 4.2 Corporate Power; Enforceability. Acquisition has the requisite corporate power and authority to execute and deliver this Agreement, to perform covenants and obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery by Acquisition of this Agreement, the performance by Acquisition of its covenants and obligations under this Agreement and the consummation by Acquisition of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or other action on the part of Acquisition, and no other corporate or other proceeding on the part of Acquisition is necessary to authorize the execution and delivery by Acquisition of this Agreement, the performance by Acquisition of its covenants and obligations under this Agreement or the consummation by Acquisition of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Acquisition and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Acquisition, enforceable against it in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity.

Section 4.3 Non-Contravention. The execution and delivery by Acquisition of this Agreement, the performance by Acquisition of its covenants and obligations under this Agreement and the consummation by Acquisition of the transactions contemplated by this Agreement do not and will not (a) violate or conflict with any provision of the Articles of Incorporation, (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Acquisition is a party or by which Acquisition or any of its properties or assets may be bound, (c) assuming the Consents referred to in Section 3.5 of the Company Disclosure Letter are obtained or made, violate or conflict with any Law or Order applicable to Acquisition or by which any of their properties or assets are bound or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Acquisition, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, prevent or materially delay the consummation by Acquisition of the transactions contemplated hereby or the performance by Acquisition of its respective covenants and obligations hereunder.

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Section 4.4 Required Governmental Approvals. No Consent of any Governmental Authority is required on the part of Acquisition or any of its Affiliates in connection with the execution and delivery by Acquisition of this Agreement, the performance by Acquisition or any of its affiliates of their respective covenants and obligations hereunder and the consummation by Acquisition of the transactions contemplated hereby, except (a) the filing and registration of the Articles of Merger with the Secretary of State and such filings with Governmental Authorities to satisfy the applicable laws of states in which Acquisition is qualified to do business, (b) such filings and approvals as may be required by any United States federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, and the filing of the Proxy Statement and the Schedule 13E-3, and (c) such other Consents, the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation by Acquisition of the transactions contemplated hereby or the performance by Acquisition of its covenants and obligations hereunder.

Section 4.5 Available Funds. Acquisition has or will have available to it, as of the Effective Time, all funds necessary for the payment to the Paying Agent of the aggregate amount of the Exchange Fund and any other amounts required to be paid in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and to pay all related fees and expenses of Acquisition.

Section 4.6 Litigation. As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of Acquisition or any of its Affiliates, threatened in writing against or affecting Acquisition or any of their Affiliates or any of their respective properties that would, individually or in the aggregate, prevent or materially delay the consummation by Acquisition of the transactions contemplated hereby or the performance by Acquisition of its covenants and obligations hereunder. Acquisition is not subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation by Acquisition of the transactions contemplated hereby or the performance by Acquisition of its covenants and obligations hereunder.

Section 4.7 Ownership of Company Share Capital. As of the date hereof, other than the Principal Shares, neither Acquisition nor any of its Affiliates owns (beneficially (as such term is used in Rule 13d-3 promulgated under the Exchange Act), of record or otherwise) any Company Shares or Subsidiary Securities (or any other economic interest through derivative securities or otherwise in the Company or any Subsidiary of the Company) except pursuant to this Agreement.

Section 4.8 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquisition.

Section 4.9 Operations of Acquisition. Acquisition has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Acquisition will not have engaged in any other business activities or have incurred any liabilities or obligations other than as contemplated by this Agreement.

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Section 4.10 Capitalization of Acquisition. The authorized share capital of Acquisition consists of 50,000 shares, par value $0.001 per share, 19 of which are validly issued and outstanding. Mr. Minhua Chen and Mrs. Yanling Fan own 100% of the issued and outstanding share capital of Acquisition.

Section 4.11 Solvency. Acquisition is not entering into the transactions contemplated hereby with the intent to hinder, delay or defraud any present or future creditors. Assuming that the Company is solvent immediately prior to the Effective Time without giving effect to the transactions contemplated by this Agreement, then as of the Effective Time and immediately after giving effect to all of the transactions contemplated by this Agreement, including the Merger and the payment of the aggregate Per Share Merger Consideration and payment of all related fees and expenses of Acquisition, the Company and their respective Subsidiaries in connection therewith, (a) the amount of the “fair saleable value” of the assets of each of the Surviving Company and its Subsidiaries will exceed (i) the value of all liabilities of the Surviving Company and such Subsidiaries, including contingent and other liabilities, and (ii) the amount that will be required to pay the probable liabilities of the Surviving Company and such Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured, (b) neither the Surviving Company nor any of its Subsidiaries will have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged, and (c) each of the Surviving Company and its Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due. For purposes of this representation, the Parties assume that the Company immediately prior to the Effective Time will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due without giving effect to transactions contemplated by this Agreement.

Section 4.12 No Other Acquisition Representations or Warranties. Except for the representations and warranties set forth in Article IV, the Company hereby acknowledges and agrees that (a) neither Acquisition nor any of its Affiliates, nor any of their respective Representatives, has made or is making any other express or implied representation or warranty with respect to Acquisition or its business or operations, including with respect to any information provided or made available to the Company or any of its Representatives, and (b) neither Acquisition nor any of its Affiliates, nor any of their respective Representatives, will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to the Company or any of its Representatives, resulting from the delivery, dissemination or any other distribution to the Company or any of its Representatives, or the use by the Company or any of its Representatives, of any such information provided or made available to any of them by Acquisition or any of its Representatives, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to the Company or any of its Representatives, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any other transactions contemplated by this Agreement.

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Article V

COVENANTS OF THE COMPANY

Section 5.1 Interim Conduct of Business.

(a) Except as (i) contemplated, required or permitted by this Agreement, (ii) required by applicable Law, (iii) set forth in Section 5.1(a) of the Company Disclosure Letter, or (iv) approved by Acquisition (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company and each of its Subsidiaries shall (A) carry on its business in the ordinary course in substantially the same manner as heretofore conducted in all material respects, and (B) use its reasonable best efforts, consistent with past practices, to preserve substantially intact its business organization and preserve the current relationships of the Company and each of its Subsidiaries with material customers, suppliers and other Persons with whom the Company or any of its Subsidiaries has significant business relations as is reasonably necessary.

(b) Except as (i) contemplated, required or permitted by this Agreement, (ii) required by applicable Law, (iii) set forth in Section 5.1(b) of the Company Disclosure Letter, or (iv) approved by Acquisition (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall not do any of the following and shall not permit any of its Subsidiaries to do any of the following (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 5.1(a)):

(i) amend its articles of incorporation, bylaws or comparable organizational documents;

(ii) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for (A) the issuance and sale of Company Shares, (B) grants to employees or directors of Company Options issued in the ordinary course of business consistent with past practice, and with a per share exercise price that is no less than the then-current market price of a Company Share;

(iii) directly or indirectly acquire, repurchase or redeem any Company Securities;

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(iv)    (A) split, combine, subdivide or reclassify any Company Shares, (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any Company Shares, or make any other actual, constructive or deemed distribution in respect of Company Shares, except for cash dividends made by any direct or indirect Subsidiary of the Company to the Company or one of its Subsidiaries or (C) enter into any voting agreement with respect to its share capital that is inconsistent with the transaction contemplated hereby;

(v) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except for (A) the transactions contemplated by this Agreement or (B) the dissolution or reorganization of a wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(vi)   (A) incur or assume any long-term or short-term debt for borrowed monies or issue any debt securities, except for (1) debt incurred in the ordinary course of business under letters of credit, lines of credit or other credit facilities or arrangements in effect on the date hereof or issuances or repayment of commercial paper in the ordinary course of business consistent with past practice, and (2) loans or advances between the Company and any direct or indirect Subsidiaries, or between any direct or indirect Subsidiaries, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person in excess of $50,000 (or an equivalent amount in RMB) individually or $100,000 (or an equivalent amount in RMB) in the aggregate, except with respect to obligations of direct or indirect Subsidiaries of the Company, (C) make any loans, advances or capital contributions to or investments in any other Person (other than the Company or any direct or indirect Subsidiaries), except for payments or advances made in the ordinary course of business of the Company or any of its direct or indirect Subsidiaries consistent with their respective past practice, or (D) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(vii) except as may be required by applicable Law or the terms of any employee benefit plan as in effect on the date hereof, (A) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, share equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any officer or employee in any manner, except in any such case (1) in connection with the hiring of new officers or employees in the ordinary course of business consistent with past practice, and (2) in connection with the promotion of officers or employees in the ordinary course of business consistent with past practice, or (B) increase the compensation payable or to become payable to any officer or employee, pay or agree to pay any special bonus or special remuneration to any officer or employee, or pay or agree to pay any benefit not required by any plan or arrangement as in effect as of the date hereof, except in the ordinary course of business consistent with past practice;

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(viii) except as may be required as a result of a change in applicable Law or in GAAP, make any material change in any of the accounting principles or practices used by it;

(ix) sell, transfer, lease, license, assign or otherwise dispose of (including, by merger, consolidation, or sale of stock or assets) any entity, business, tangible assets or tangible properties of the Company or any of its Subsidiaries having a current value in excess of $100,000 (or an equivalent amount in RMB) in the aggregate (other than the sale of inventory in the ordinary course of business);

(x) sell, transfer, license, assign or otherwise dispose of (including, by merger, consolidation or sale of stock or assets), abandon, permit to lapse or fail to maintain or enforce any material intellectual property owned by the Company or any of its Subsidiaries (except the granting of nonexclusive licenses in the ordinary course of business), or disclose to any Person any confidential information (except pursuant to confidentiality agreements);

(xi) (A) make or change any material Tax election, (B) settle or compromise any material income Tax liability, or (C) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes, in each case to the extent such election, settlement, compromise, extension, waiver or other action would have the effect of materially increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date or materially decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date;

(xii) other than in the ordinary course of business consistent with past practice, (A) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein with a value in excess of $100,000 (or an equivalent amount in RMB) individually or $500,000 (or an equivalent amount in RMB) in the aggregate or (B) dispose of any properties or assets of the Company or its Subsidiaries, which are material to the Company and its Subsidiaries, taken as a whole;

(xiii) enter into any new line of business outside of its existing business segments;

(xiv) adopt, propose, effect or implement any “shareholder rights plan,” “poison pill” or similar arrangement; or

(xv) enter into a Contract, or otherwise resolve or agree in any legally binding manner, to take any of the actions prohibited by this Section 5.1(b).

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(c) Notwithstanding the foregoing, nothing in this Agreement is intended to give Acquisition, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

Section 5.2 No Solicitation.

(a) Subject to Section 5.2(b), from the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company and its Affiliates shall not, nor shall they authorize or knowingly permit any of their respective Representatives to, directly or indirectly, (i) solicit, initiate or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal, (ii) furnish to any Person (other than Acquisition or any designees of Acquisition) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Acquisition or any designees of Acquisition or Acquisition) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, (iv) approve, endorse or recommend an Acquisition Proposal, or (v) enter into any Contract contemplating or otherwise relating to an Acquisition Transaction. Promptly following the date of this Agreement, the Company and its Affiliate shall instruct their Representatives that are engaged in ongoing discussions and negotiations with any Persons (other than Acquisition or any of its Representatives) with respect to any possible Acquisition Proposal to cease any such discussions.

(b) Notwithstanding anything to the contrary set forth in Section 5.2(a), the Company Board (acting through the Special Committee), may, directly or indirectly through the Company’s Representatives, (i) contact any Person that has made a bona fide, written Acquisition Proposal to clarify and understand the terms and conditions thereof in order to assess whether such Acquisition Proposal is reasonably expected to lead to a Superior Proposal, (ii) participate or engage in discussions or negotiations with any Person that has made a bona fide, written Acquisition Proposal and that the Company Board (acting through the Special Committee) determines in good faith, after consultation with its financial advisor and outside legal counsel, either constitutes or is reasonably expected to lead to a Superior Proposal, and/or (iii) furnish to any Person that has made a bona fide, written Acquisition Proposal that the Company Board (acting through the Special Committee) determines in good faith, after consultation with its financial advisor and outside legal counsel, either constitutes or is reasonably expected to lead to a Superior Proposal any non-public information relating to the Company or any of its Subsidiaries, and/or afford to any such Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in each case under this clause (iii) pursuant to a confidentiality agreement; provided that in the case of any action taken pursuant to the preceding clauses (ii) or (iii), the Company Board (acting through the Special Committee) determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, provided further that the Company shall (I) provide written notice to Acquisition of its intent to furnish information or enter into discussions with such Person at least one Business Day prior to taking any such action, (II) promptly following its execution, deliver to Acquisition a copy of the confidentiality agreement executed by the Company and such Person, and (III) promptly make available to Acquisition any material information concerning the Company and its Subsidiaries that is provided to any such Person and that was not previously made available to Acquisition or its Representatives.

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Section 5.3 Company Board Recommendation.

(a) Subject to the terms of Section 5.3(b) and Section 5.3(c), the Company Board shall recommend that the holders of Company Shares authorize this Agreement (the “Company Board Recommendation”).

(b) Neither the Company Board nor any committee thereof (including the Special Committee) shall (i) (A) withhold, withdraw, amend or modify in a manner adverse to Acquisition in any material respect, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Acquisition in any material respect, the Company Board Recommendation or (B) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any Superior Proposal (any action in this clause (i) being referred to as a “Company Board Recommendation Change”); or (ii) adopt, approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (each, an "Alternative Acquisition Agreement") constituting or related to, or that would reasonably be expected to result in, any Acquisition Proposal (other than a confidentiality Agreement referred to in Section 5.2); provided that a “stop, look and listen” communication by the Company Board or the Special Committee, to the Company Shareholders pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication, shall not be deemed to be a Company Board Recommendation Change.

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the Effective Time, (x) the Company Board (acting through the Special Committee, if in existence) may effect a Company Board Recommendation Change if the Company Board (acting through the Special Committee) determines in good faith (after consultation with outside legal counsel) that the failure to effect a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties to the Company Shareholders under applicable Law and (y) if the Company Board determines in good faith (after consultation with the Company's outside financial and legal advisors) that an Acquisition Proposal constitutes a Superior Proposal, then the Company may enter into an Alternative Acquisition Agreement with respect to such Superior Proposal or terminate this Agreement in accordance with Section 9.1(d).

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(c) The Company shall not be entitled to effect a Company Board Recommendation Change or terminate this Agreement as permitted under Section 9.1(d) unless the Company has provided written notice (a "Recommendation Change Notice") at least fifteen (15) Business Days in advance to Acquisition advising Acquisition that the Company Board intends to make a Company Board Recommendation Change or enter into an Alternative Acquisition Agreement with respect to an Acquisition Proposal that either constitutes or could reasonably be expected to constitute a Superior Proposal, as applicable, and specifying the reasons therefor, including the terms and conditions of such Acquisition Proposal that is the basis of the proposed action by the Company Board (including the identity of the Person making the Acquisition Proposal and any financing materials related thereto, if any) and following the end of the fifteen (15) Business Day period, the Company Board and the Special Committee shall have determined in good faith, taking into account any changes to this Agreement proposed in writing by Acquisition in response to the notice of Superior Proposal, that the Acquisition Proposal giving rise to the notice of Superior Proposal continues to constitute a Superior Proposal. Notwithstanding anything herein to the contrary, should Acquisition respond to the Recommendation Change Notice within such fifteen (15) Business Day period with a proposal equivalent to the proposed Superior Proposal, then the revised proposal from Acquisition shall be recommended by the Company Board as the Company Board Recommendation. Any material amendment to the financial terms or any other material amendment of any such Superior Proposal shall require a new notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 5.3(c).

(d) Nothing in this Agreement shall prohibit the Company Board or the Special Committee, from (i) complying with its disclosure obligations under applicable Law with regard to an Acquisition Proposal, including taking and disclosing to the Company Shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act (or any similar communication to the Company Shareholders), and (ii) making any disclosure to the Company Shareholders that the Company Board or the Special Committee, if in existence, determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties to the Company Shareholders under applicable Law.

Section 5.4 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall afford Acquisition and its Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company; provided that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (b) such documents or information are subject to any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information, or (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right to terminate or accelerate the rights under, such Contract; provided further that no information or knowledge obtained by Acquisition in any investigation conducted pursuant to the access contemplated by this Section 5.4 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise affect the rights and remedies available to Acquisition hereunder. Any investigation conducted pursuant to the access contemplated by this Section 5.4 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the Company’s properties shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing.

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Section 5.5 Certain Litigation. Each party hereto shall promptly advise the other parties hereto of any litigation commenced after the date hereof against such party or any of its directors (in their capacity as such) by any Company Shareholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby, and shall keep the other parties hereto reasonably informed regarding any such litigation. Each party hereto shall give the other parties hereto the opportunity to consult with such party regarding the defense or settlement of any such shareholder litigation and shall consider such other parties’ views with respect to such shareholder litigation.

Article VI

cOvenants of ACQUISITION

Section 6.1 Obligations of Acquisition. Acquisition and its Affiliates shall take all action necessary to perform its obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

Article VII

ADDITIONAL COVENANTS OF ALL PARTIES

Section 7.1 Reasonable Best Efforts to Complete. Upon the terms and subject to the conditions set forth in this Agreement, each of Acquisition and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to: (a) cause the conditions set forth in Article VIII to be satisfied; and (b) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Merger or the transactions contemplated hereby. In addition to the foregoing, neither Acquisition, on the one hand, nor the Company, on the other hand, shall take any action that, or fail to take any action if such failure, is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Merger or the ability of such party to fully perform its obligations under this Agreement. Notwithstanding anything to the contrary herein, the Company shall not be required prior to the Effective Time to pay any consent or other similar fee, “profit sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) to obtain the consent, waiver or approval of any Person under any Contract.

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Section 7.2 Regulatory Filings.

(a) Acquisition, on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Merger, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep the other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Merger, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Merger, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in Section 8.1(b). Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential information.

(b) Each of Acquisition and the Company shall cooperate with one another in good faith to (i) promptly determine whether any filings not expressly contemplated by this Agreement are required to be or should be made, and whether any other consents, approvals, permits or authorizations not expressly contemplated by this Agreement are required to be or should be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, permits, authorizations, approvals or waivers that the parties determine are required to be or should be made or obtained in connection with the transactions contemplated hereby.

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Section 7.3 Company Shareholders Meeting.

(a) As promptly as practicable following the date hereof, the Company, in cooperation with and subject to the approval of the Special Committee, shall, in accordance with applicable Law (in the case of each of clauses (i) to (iv), unless the Company Board (acting through the Special Committee) has effected a Company Board Recommendation Change or entered into an Alternative Acquisition Agreement): (i) prepare and cause to be filed with the SEC as an exhibit to the Schedule 13E-3 a preliminary proxy statement (the “Preliminary Proxy Statement”) relating to this Agreement and the transactions contemplated by this Agreement; (ii) after consultation with Acquisition, respond as promptly as reasonably practicable to any comments made by the SEC with respect to the Preliminary Proxy Statement (including filing as promptly as reasonably practicable any amendments or supplements thereto necessary to be filed in response to any such comments or as required by Law); (iii) use reasonable best efforts to have the SEC confirm that it has no further comments thereto; and (iv) cause a definitive proxy statement, letter to shareholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Shareholders in connection with the solicitation of proxies for use at the Company Shareholders Meeting (collectively, as amended or supplemented, the “Proxy Statement”), to be mailed to the Company Shareholders at the earliest practicable date after the date that the SEC confirms it has no further comments. Acquisition shall as promptly as practicable furnish all information as the Company may reasonably request and otherwise cooperate with and assist the Company, at the Company’s reasonable request, in connection with the preparation of the Preliminary Proxy Statement, the Proxy Statement and the other actions to be taken by the Company under this Section 7.3(a).

(b) Unless the Company Board (acting through the Special Committee) has effected a Company Board Recommendation Change or entered into an Alternative Acquisition Agreement, the Company, in cooperation with and subject to the approval of the Special Committee, and Acquisition shall cooperate to: (i) concurrently with the preparation of the Preliminary Proxy Statement and the Proxy Statement (including any amendments or supplements thereto), jointly prepare and file with the SEC the Schedule 13E-3 relating to the transactions contemplated hereby and furnish to each other all information concerning such party as may be reasonably requested by the other party in connection with the preparation of the Schedule 13E-3; (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and consult with each other prior to providing such response; (iii) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law; (iv) have cleared by the SEC the Schedule 13E-3; and (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company Shareholders any supplement or amendment to the Schedule 13E-3 if any event shall occur which requires such action at any time prior to the Company Shareholders Meeting.

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(c) Unless the Company Board (acting through the Special Committee) shall have effected a Company Board Recommendation Change or entered into an Alternative Acquisition Agreement, the Company shall, in accordance with applicable Law, notify Acquisition promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Schedule 13E-3, the Preliminary Proxy Statement or the Proxy Statement or for additional information and will supply Acquisition with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Schedule 13E-3, the Preliminary Proxy Statement or the Proxy Statement. The Company shall give Acquisition a reasonable opportunity to comment on any correspondence with the SEC or its staff or any proposed material to be included in the Schedule 13E-3, the Preliminary Proxy Statement or the Proxy Statement prior to transmission to the SEC or its staff and shall not, unless required by Law, transmit any such material to which Acquisition reasonably objects. If the Company discovers at any time prior to the Company Shareholders Meeting any information that, pursuant to the Exchange Act, is required to be set forth in an amendment or supplement to the Proxy Statement, then the Company, in cooperation with and subject to the approval of the Special Committee, shall promptly transmit such amendment or supplement to the Company Shareholders.

(d) Unless the Company Board (acting through the Special Committee) has effected a Company Board Recommendation Change or entered into an Alternative Acquisition Agreement, the Company, in cooperation with and subject to the approval of the Special Committee, shall (i) in accordance with applicable Law, establish a record date for and duly call a meeting of the Company Shareholders (the “Company Shareholders Meeting”) as promptly as reasonably practicable following the date hereof for the purposes of considering and, if thought fit by the Company Shareholders, passing resolutions to authorize and approve this Agreement and the Merger, (ii) use reasonable best efforts to solicit the authorization and approval of this Agreement and the Merger by the Company Shareholders, and (iii) include in the Proxy Statement the Company Board Recommendation. Notwithstanding the foregoing, the Company may adjourn or postpone the Company Shareholders Meeting as and to the extent: (1) required by applicable Law; (2) if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting; or (3) if in the good faith judgment of the Company Board, such adjournment or postponement is consistent with its fiduciary duties under applicable Law.

(e) Notwithstanding the foregoing or anything else herein to the contrary, and subject to compliance with the terms of Section 5.3, in connection with any disclosure regarding a Company Board Recommendation Change relating to a Superior Proposal or an Acquisition Proposal, the Company shall not be required to provide Acquisition the opportunity to review or comment on (or include comments proposed by Acquisition in) or permit Acquisition to participate in any discussions with the SEC regarding the Proxy Statement, or any amendment or supplement thereto, or any comments thereon or any other filing by the Company with the SEC, with respect to such disclosure.

Section 7.4 Anti-Takeover Laws. In the event that any anti-takeover Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company and Acquisition shall use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the transactions contemplated hereby.

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Section 7.5 Public Statements and Disclosure. None of the Company, on the one hand, or Acquisition, on the other hand, shall issue any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided that the restrictions set forth in this Section 7.5 shall not apply to any release or announcement made or proposed to be made by the Company pursuant to Section 5.3 or following a Company Board Recommendation Change.

Section 7.6 Actions Taken at Direction of Acquisition/Principal Shareholders. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including, without limitation, Article VI and Article VII hereof, if the alleged breach is the proximate result of action or inaction taken by the Company or any of its Subsidiaries at the direction of Acquisition, any Principal Shareholder or any shareholder, officer or director of Acquisition or any Principal Shareholder without the approval or direction of the Company Board or the Special Committee.

Section 7.7 Directors’ and Officers’ Indemnification.

(a) The Surviving Company and its Affiliates shall honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Company and its Affiliates shall cause the articles of incorporation (and other similar organizational documents) of the Surviving Company and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable to the Indemnified Person as the indemnification, exculpation and advancement of expenses provisions contained in the articles of incorporation (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

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(b) Without limiting the generality of the provisions of Section 7.7, during the period commencing at the Effective Time and ending on the second anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Company and its Affiliates shall indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time), or (ii) any of the transactions contemplated by this Agreement; provided that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Acquisition and its Affiliates a written notice asserting a claim for indemnification under this Section 7.7 (b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Effective Time and ending on the second anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Company and its Subsidiaries shall advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such claim, proceeding, investigation or inquiry upon receipt of an undertaking by such Indemnified Person to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification. In the event of any such claim, proceeding, investigation or inquiry, (A) the Surviving Company and its Affiliates shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Company and its Affiliates will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto), (B) each Indemnified Person shall be entitled to retain his or her own counsel, whether or not the Surviving Company and its Affiliates shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (C) the Surviving Company and its Affiliates shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Person, promptly after statements therefor are received, whether or not the Surviving Company and its Affiliates shall elect to control the defense of any such claim, proceeding, investigation or inquiry, and (D) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent. Notwithstanding anything to the contrary set forth in this Section 7.7(b) or elsewhere in this Agreement, the Surviving Company and its Affiliates may settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement provided such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

(c) If the Surviving Company and its Affiliates or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Company and its Affiliates shall assume all of the obligations of the Surviving Company and its Affiliates set forth in this Section 7.7.

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(d) The obligations set forth in this Section 7.7 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person without the prior written consent of such affected Indemnified Person (and their heirs and representatives). Each of the Indemnified Persons (and their heirs and representatives) are intended to be third party beneficiaries of this Section 7.7, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and their heirs and representatives)) under this Section 7.7 shall be in addition to, and not in substitution for, any other rights that such persons may have under the articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 7.7 is not prior to or in substitution for any such claims under such policies.

Article VIII

CONDITIONS TO THE MERGER

Section 8.1 Conditions to the Obligations of Each Party. The respective obligations of Acquisition and the Company to consummate the Merger shall be subject to the satisfaction or waiver (except with respect to the condition set forth in Section 8.1(a), which cannot be waived) by mutual written agreement of Acquisition and the Company (subject to the approval of the Special Committee), prior to the Effective Time, of each of the following conditions:

(a) Requisite Shareholder Approval. The Company shall have received the Requisite Shareholder Approval.

(b) No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger illegal in any jurisdiction in which the Company has material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in any jurisdiction in which the Company has material business or operations, or (ii) issued or granted any Order that has the effect of making the Merger illegal in any jurisdiction in which the Company has material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in any jurisdiction in which the Company has material business or operations.

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Section 8.2 Conditions to the Obligations of Acquisition. The obligations of Acquisition to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Acquisition:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date), except (i) for any failure to be so true and correct which has not had a Company Material Adverse Effect and (ii) for changes contemplated by this Agreement; provided that, solely for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of this Section 8.2(a), all “materiality” and “Company Material Adverse Effect” qualifications set forth in such representations and warranties shall be disregarded.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the material obligations that are to be performed by it under this Agreement at or prior to the Effective Time.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect.

(d) Officer’s Certificate. Acquisition shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 8.2(a) to Section 8.2(c) have been satisfied.

Section 8.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company, subject to the approval of the Special Committee:

(a) Representations and Warranties. The representations and warranties of Acquisition set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date), except (i) for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Acquisition to fully perform their respective covenants and obligations under this Agreement and (ii) for changes contemplated by this Agreement.

(b) Performance of Obligations of Acquisition. Acquisition shall have performed in all material respects the material obligations that are to be performed by Acquisition under this Agreement at or prior to the Effective Time.

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(c) Officer’s Certificate. The Company shall have received a certificate of Acquisition, validly executed for and on behalf of Acquisition and in by a duly authorized officer thereof, certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

Article IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination. This Agreement may be validly terminated only as follows (it being understood and hereby agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Shareholder Approval), by mutual written agreement of Acquisition and the Company (acting through the Special Committee); or

(b) by either the Company (acting through the Special Committee) or Acquisition, at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Shareholder Approval), in the event that the Effective Time shall not have occurred on or before August 31, 2016, (such date referred to herein as the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party hereto (i) whose actions or omissions have been a principal cause of, or primarily resulted in, the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement or (ii) that is in material breach of this Agreement; or

(c) by either the Company (acting through the Special Committee) or Acquisition, at any time prior to the Effective Time, in the event that the Company shall have failed to obtain the Requisite Shareholder Approval after the final adjournment of the Company Shareholders Meeting at which a vote is taken on this Agreement and the Merger; or

(d) by the Company (acting through the Special Committee) in the event that: (i) the Company Board (acting through the Special Committee) shall have determined in good faith (after consultation with outside legal counsel) that the failure to terminate this Agreement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; (ii) the Company shall have delivered to Acquisition a Recommendation Change Notice; or (iii) the Company shave have entered into an Alternative Acquisition Agreement; or

(e) by the Company (acting through the Special Committee), at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Shareholder Approval), in the event that (i) the Company has not breached any of its representations, warranties or covenants under this Agreement in any material respect and (ii) Acquisition shall have breached any of its representations, warranties or covenants under this Agreement such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied and shall have failed to cure such breach within thirty (30) Business Days after Acquisition has received written notice of such breach from the Company (it being understood that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(e) in respect of the breach set forth in any such written notice (A) at any time during such thirty (30) Business Day period, and (B) at any time after such thirty (30) Business Day period if Acquisition shall have cured such breach during such thirty (30) Business Day period); or

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(f) by the Company (acting through the Special Committee), in the event that (i) the conditions set forth in Section 8.1 and Section 8.2 have been satisfied (excluding conditions that by their terms are to be satisfied on the Closing Date) and (ii) Acquisition fails to complete the Closing within five (5) Business Days following the date the Closing should have occurred; or

(g) subject to Section 7.6, by Acquisition, at any time prior to the Effective Time (notwithstanding the prior receipt of the Requisite Shareholder Approval), in the event that (i) Acquisition has not breached any of its representations, warranties or covenants under this Agreement in any material respect, and (ii) the Company shall have breached any of its representations, warranties or covenants under this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied and shall have failed to cure such material breach within thirty (30) Business Days after the Company has received written notice of such breach from Acquisition (it being understood that Acquisition shall not be permitted to terminate this Agreement pursuant to this Section 9.1(g) in respect of the breach set forth in any such written notice (A) at any time during such thirty (30) Business Day period, and (B) at any time after such thirty (30) Business Day period if the Company shall have cured such breach during such thirty (30) Business Day period); or

(h) by Acquisition, in the event that the Company Board or the Special Committee shall have effected and not withdrawn a Company Board Recommendation Change; provided that Acquisition's right to terminate this Agreement pursuant to this Section 9.1(h) in respect of a Company Board Recommendation Change shall expire ten (10) Business Days after the first date upon which the Company makes such Company Board Recommendation Change

Section 9.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 9.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any director, officer, employee, affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except for the terms of this Section 9.2, Section 9.3 and Article X, each of which shall survive the termination of this Agreement; provided that nothing herein shall relieve any party hereto from liabilities for breach of this Agreement, subject to the limitations set forth in Section 9.3(d).

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Section 9.3 Fees and Expenses.

(a) General. Except as otherwise set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated.

(b) Company Payments.

(i) In the event that this Agreement is terminated (A) by the Company pursuant to Section 9.1(d) or (B) by Acquisition pursuant to Section 9.1(g) or Section 9.1(h), then in either case, the Company shall pay to Acquisition the Company Termination Fee plus, Acquisition’s reasonable out-of-pocket expenses, including attorney’s fees, actually incurred by Acquisition and its Affiliates in connection with the Merger on or prior to the termination of this Agreement, by wire transfer of immediately available funds to an account or accounts designated in writing by Acquisition, within two (2) Business Days after such termination.

(ii) In the event that (A) a bona fide written offer or proposal (other than an offer or proposal by Acquisition or in connection with the transactions contemplated hereby) to engage in an Acquisition Transaction (provided that for purposes of this Section 9.3(b)(ii), all percentages included in the definition of Acquisition Transaction shall be increased to 50%) shall have been made after the date hereof and prior to the Company Shareholders Meeting, and not withdrawn as of the Company Shareholders Meeting, (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company pursuant to Section 9.1(c) (provided that the Principal Shareholders unanimously voted in favor of the transactions contemplated hereby) and (C) within 12 months after the termination of this Agreement, the Company consummates the transactions contemplated by such same Acquisition Transaction; then the Company shall pay to Acquisition the Company Termination Fee plus, Acquisition’s reasonable out-of-pocket expenses, including attorney’s fees, actually incurred by Acquisition and its Affiliates in connection with the Merger on or prior to the termination of this Agreement, by wire transfer of immediately available funds to an account or accounts designated in writing by Acquisition, within two (2) Business Days following the consummation of the transactions contemplated by such same Acquisition Transaction.

(iii) The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(c) Acquisition Payments. In the event that this Agreement is terminated by the Company pursuant to Section 9.1(e) or Section 9.1(f), then in either case, Acquisition shall pay to the Company the Acquisition Termination Fee plus, the Company’s reasonable out-of-pocket expenses, including attorney’s fees, actually incurred by the Company and its Subsidiaries in connection with the Merger on or prior to the termination of this Agreement, by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, within two (2) Business Days after such termination. The parties hereto acknowledge and hereby agree that in no event shall Acquisition be required to pay the Acquisition Termination Fee on more than one occasion, whether or not the Acquisition Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

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Section 9.4 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Acquisition and the Company; provided that (a) any such amendment by the Company shall require the approval of the Special Committee and (b) in the event that the Company has received the Requisite Shareholder Approval, no amendment shall be made to this Agreement that requires the approval of the Company Shareholders under the NRS without obtaining the Requisite Shareholder Approval of such amendment.

Section 9.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Article X

GENERAL PROVISIONS

Section 10.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Company and Acquisition contained in this Agreement shall terminate at the earlier of the Effective Time or termination of this Agreement pursuant to Article IX, and only the covenants that by their terms survive the Effective Time or termination of this Agreement shall so survive the Effective Time or termination of this Agreement in accordance with their respective terms.

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Section 10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (c) immediately upon delivery by email, by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a)         if to Acquisition to:

China Yida Holding Acquisition Co.

28/F Yifa Building

No. 111 Wusi Road

Fuzhow, Fujian, P.R. China

Attention: Minhua Chen

with a copy (which shall not constitute notice) to:

McLaughlin & Stern, LLP

260 Madison Avenue

New York, NY 10024

Attention: Steven Schuster

                  David W. Sass

Telephone No.: 212-448-1100

Fax No.: 212-448-6277

(b)         if to the Company, to (or if to the Special Committee, in care of the Company):

China Yida Holding, Co.

28/F Yifa Building

No. 111 Wusi Road

Fuzhow, Fujian

P.R. China

Attention: Jocelyn Chen

Telephone No.: 86 591 2830 2230

with a copy (which shall not constitute notice) to:

Sidley & Austin LLP

Suite 2009

5 Corporate Avenue

150 Hubin Road

Shanghai 200021

China

Attention: Joseph Chan

Telephone No.: 86 21 2322 9328

Fax No.: 86 21 5306 8966

Section 10.3 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall (a) be binding upon the parties hereto and their respective successors and permitted assigns and (b) inure to the benefit of the parties hereto and their respective successors and permitted assigns and the Special Committee.

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Section 10.4 Entire Agreement. This Agreement, the Voting Agreement, the Articles of Merger, the Limited Guarantee and the other documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein and therein, including the Company Disclosure Letter and the Annexes hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER ACQUISITION OR ANY OF ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE ONE HAND, NOR THE COMPANY OR ANY OF ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 10.5 Third Party Beneficiaries. Except as provided in Section 7.7, Acquisition and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 7.7 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

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Section 10.7 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Acquisition on the other hand, of any of their respective covenants or obligations set forth in this Agreement and the Voting Agreement, the Company, on the one hand, and Acquisition, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and the Voting Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement and the Voting Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement and the Voting Agreement to cause Acquisition to fully enforce the terms thereof the and applicable laws and to thereafter cause the transactions contemplated by this Agreement, including the Merger, to be consummated. Acquisition hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Acquisition, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Acquisition under this Agreement. If, prior to the Outside Date, any party brings any Legal Proceeding to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended by (x) the amount of time during which such Legal Proceeding is pending, plus twenty (20) Business Days or (y) such other time period established by the court of competent jurisdiction presiding over such Legal Proceeding.

Section 10.8 Governing Law. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be interpreted, construed, performed and enforced in accordance with the Laws of the State of Nevada without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

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Section 10.9 Consent to Jurisdiction. In the event any dispute arises among the parties hereto out of or in relation to this Agreement, including any dispute regarding its breach, termination or validity, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. If any dispute has not been resolved by friendly consultations within thirty (30) days after any party has served written notice on the other parties requesting the commencement of such consultations, then any party may demand that the dispute be finally settled by arbitration in accordance with the following provisions of this Section 10.9.

Subject to Section 10.7 and the last sentence of this Section 10.9, any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time (the “Rules”) and as may be amended by this Section 9.09. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages.

The arbitration shall be conducted in private. The parties agree that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the parties hereto otherwise agree in writing. Upon and after the submission of any dispute to arbitration, the parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Agreement, except insofar as the same may relate directly to the matters in dispute. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum or the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity.

Section 10.10 WAIVER OF JURY TRIAL. EACH OF ACQUISITION AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ACQUISITION OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

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Section 10.11 Company Disclosure Letter References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably Acquisition on the face of such disclosure. The parties hereto further agree that the disclosure of any matter or item in the Company Disclosure Letter shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” Company Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, have a Company Material Adverse Effect.

Section 10.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

China Yida Holding, Co.

By:	/s/ Renjiu Pei
Name:	Renjiu Pei
Title:	Director

Signature Page

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

China Yida Holding Acquisition Co.

By:	/s/ Minhua Chen
Name:	Minhua Chen
Title:	President

Signature Page

Exhibit A

AMENDED AND RESTATED LIMITED GUARANTEE

Exhibit A

Exhibit B

VOTING AGREEMENT

Exhibit B